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CONTACT:                                             FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


           BLYTH, INC. COMMENTS ON THIRD QUARTER AND FULL-YEAR OUTLOOK MANAGEMENT INCREASES EARNINGS ESTIMATES AS INTERNAL & ACQUISITION-RELATED
            GROWTH ARE EXPECTED TO DRIVE FULL-YEAR E.P.S. UP OVER 31%


GREENWICH, CT, USA, August 28, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, today during its second quarter, fiscal year 2003 earnings teleconference commented on its outlook for the third quarter and full year results. Based on management's expectations at this time, third quarter Earnings Per Share are expected to range from $0.61 to $0.64 versus $0.55 for the same period last year.

The Company noted three main factors influencing anticipated results for the third quarter. First, improvements at PartyLite, Blyth's direct selling unit, are expected to continue in the third quarter. Second, the addition of CBK, LTD., which Blyth acquired in May of this year, is expected to be accretive to Earnings Per Share. Third, management believes that independent retailers will remain cautious in their buying patterns, as they have been so far this year, due to economic uncertainty.

For the full year, fiscal 2003, consolidated net sales are expected to increase in the high single-digit range, reflecting internal growth and the sales of CBK, LTD. Full-year Earnings Per Share estimates were increased today. Including the impact of change in accounting principles effected by SFAS 142, fiscal year 2003 Earnings Per Share are expected to be in excess of $1.90. Prior to giving effect to the impact of change in accounting principles effected by SFAS 142, Earnings Per Share are expected to be in excess of $2.00. Management's prior guidance estimated that full-year Earning Per Share would be in excess of $1.95, prior to giving effect to the $0.10 per share impact of change in accounting principles effected by SFAS 142. This change reflects better-than-anticipated results in the first quarter, strong second quarter earnings and expected continuation of the performance improvements seen during the first half of the year.

Blyth, Inc. will announce third quarter, fiscal 2003 results on Wednesday, December 4, 2002, followed by a conference call with management at 10 a.m. eastern standard time that day.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating


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fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware products under the CBK(TM) brand, seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended July 31, 2002 totaled approximately $1,222 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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